Exhibit 10.1

WEBMD CORPORATION
2004 NON-QUALIFIED STOCK OPTION PLAN
FOR EMPLOYEES OF DAKOTA IMAGING, INC.

ARTICLE 1

Purpose

1.1	General. The purpose of the WebMD Corporation 2004 Non-Qualified Stock Option Plan for Employees of Dakota Imaging, Inc. (the “Plan”) is to induce employees of Dakota Imaging, Inc. (“Dakota”) to remain employees of Dakota following the acquisition by Envoy Corporation, a wholly-owned subsidiary of WebMD Corporation (the “Corporation”), of Dakota pursuant to the Agreement and Plan of Merger dated as of April 5, 2004 (the “Merger Agreement”) and to motivate such employees to promote the success, and enhance the value, of the Corporation, by linking the personal interests of such employees to those of Corporation shareholders and by providing such employees with an incentive for outstanding performance.

ARTICLE 2

Effective Date

2.1	Effective Date. The Plan shall be effective as of April 19, 2004 the date upon which it was approved by the Board (the “Effective Date”); provided, however, that in the event the closing of the transactions contemplated by the Merger Agreement does not occur, this Plan shall be null, void and of no further force and effect.

ARTICLE 3

Definitions

3.1	Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)	“Board” means the Board of Directors of the Corporation.

(b)	“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Corporation or an affiliated company, provided, however that if there is no such employment agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Corporation: gross neglect of duty, prolonged absence from duty without the consent of the Corporation, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Corporation, willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Corporation or breach of any restrictive covenant set forth in an Option Agreement or any substantially similar provisions in any other agreements with the Corporation or any of its subsidiaries.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)	“Committee” means the committee described in Article 4.

(e)	“Corporation” has the meaning specified in Article 1.

(f)	“Dakota” has the meaning specified in Article 1.

(g)	“Effective Date” has the meaning assigned such term in Section 2.1.

(h)	“Eligible Persons” has the meaning assigned to such term in Section 6.1.

(i)	“Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the NASDAQ National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the NASDAQ National Market, the mean between the bid and offered prices as quoted by NASDAQ for such date, provided that if it is determined that the fair market value is not properly reflected by such NASDAQ quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(j)	“Merger Agreement” has the meaning specified in Article 1.

(k)	“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. The Options to be granted hereunder are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or any successor provision.

(l)	“Option Agreement” means any written agreement, contract, or other instrument or document evidencing an Option.

(m)	“Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Corporation.

(n)	“Participant” means a person who, as an employee of the Corporation or any Parent or Subsidiary, has been granted an Option under the Plan.

(o)	“Permanent Disability” means Permanent Disability (or equivalent definition) as defined in an employment agreement between Participant and the Corporation or one of its Subsidiaries or in the event that the Participant is not party to an employment agreement that defines “Permanent Disability,” the Participant shall be deemed Permanently Disabled if such person has been deemed “disabled” by the Corporation’s long term disability insurance carrier.

(p)	“Plan” means the WebMD Corporation 2004 Non-Qualified Stock Option Plan for Employees of Dakota Imaging, Inc., as amended from time to time.

(q)	“Stock” means the $.0001 par value common stock of the Corporation and such other securities of the Corporation as may be substituted for Stock pursuant to Article 9.1.

(r)	“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

(s)	“1933 Act” means the Securities Act of 1933, as amended from time to time.

(t)	“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4

Administration

4.1	Committee. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m) and the regulations thereunder) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Code Section 162(m) and such relief is sought by the Corporation, Code Section 162(m), respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Option made by the Committee which Option is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2	Action by the Committee. For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Parent or Subsidiary, the Corporation’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Corporation to assist in the administration of the Plan.

4.3	Authority of Committee. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a)	Designate Participants;

(b)	Determine the number of shares of Stock to which an Option will relate;

(c)	Determine the terms and conditions of any Option granted under the Plan, including but not limited to, the exercise price, the term of the Option, any restrictions or limitations on the Option, any schedule for lapse of restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(d)	Accelerate the vesting of any outstanding Option, based in each case on such considerations as the Committee in its sole discretion determines;

(e)	Prescribe the form of each Option Agreement, which need not be identical for each Participant;

(f)	Decide all other matters that must be determined in connection with an Option;

(g)	Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(h)	Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(i)	Amend the Plan or any Option Agreement as provided herein.

Notwithstanding the above, the Board or the Committee may, subject to applicable law and rules and regulations of NASDAQ, expressly delegate to a special committee consisting of one or more officers of the Corporation some or all of the Committee’s authority set forth above with respect to those eligible Participants, who at the time of grant are not, and are not anticipated to become, either (i) Covered Employees or (ii) persons subject to Section 16 of the 1934 Act, provided that such delegation is in accordance with Section 157 of the Delaware General Corporation Law.

4.4	Decisions Binding. The Committee’s interpretation of the Plan, any Option granted under the Plan, any Option Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

Shares Subject to the Plan

5.1	Number of Shares. Subject to adjustment as provided in Section 9.1, the aggregate number of shares of Stock reserved and available for Options shall be 2.0 million shares.

5.2	Lapsed Options. To the extent that an Option is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of Stock subject to the Option will again be available for the grant of an Option under the Plan to an Eligible Person (as defined in Section 6.1 below).

5.3	Stock Distributed. Any Stock issued pursuant to an Option may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4	Limitation on Options. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 9.1), the maximum number of shares of Stock with respect to one or more Options that may be granted during any one calendar year under the Plan to any one Participant shall be 500,000.

ARTICLE 6

Eligibility

6.1	General. Options may be granted only to individuals who are employees of Dakota at the time of the closing of the transaction contemplated by the Merger Agreement in order to induce them to remain in the employ of Dakota following such transaction; provided, however, that no person who is subject to Section 16(a) of the Exchange Act shall be eligible for an Option hereunder (“Eligible Persons”).

ARTICLE 7

TERMS OF STOCK OPTION

7.1	General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)	Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee but shall not be less than 100 percent of the Fair Market Value on the date of grant.

(b)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable at an earlier date. Unless the Option Agreement states otherwise, an Option shall vest in the following manner: 25% per year commencing on the first anniversary of the date of grant.

(c)	Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including “cashless exercise” arrangements through a broker), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants; provided, however, that if shares of Stock are used to pay the exercise price of an Option, such shares must have been held by the Participant for at least six months.

(d)	Evidence of Grant. All Options shall be evidenced by a written Option Agreement, substantially in a form attached hereto as Exhibit A, between the Corporation and the Participant. Any such Option Agreement may include such other provisions, not inconsistent with the Plan, as may be specified by the Committee.

(e)	Exercise Term. In no event may any Option be exercisable for more than ten years from the date of its grant.

(f)	Termination of Employment.

(1)	In the event that a Participant’s employment with the Corporation or any of its Subsidiaries or Parents terminates for any reason (other than Cause), the Participant (or the Participant’s estate) shall, unless otherwise provided in the applicable Option Agreement, be entitled to exercise the Participant’s Options which have become vested as of the date of termination for a period of 90 days (one year in the event of death or Permanent Disability) following the date of termination.

(2)	In the event that a Participant’s employment with the Corporation or any of its Subsidiaries or Parents terminates for any reason, any Options which have not become vested as of the date of termination (the “Date of Termination” ) shall, unless otherwise provided in the applicable Option Agreement, terminate and be cancelled without any consideration being paid therefor. In the event that a Participant’s employment is terminated by the Corporation, or a Subsidiary or Parent for Cause, all of such Participant’s Options (including the vested portion)

shall, unless otherwise provided in the applicable Option Agreement, terminate and be cancelled without any consideration being paid therefor.

ARTICLE 8

Miscellaneous

8.1	Limits on Transfer. No right or interest of a Participant in any unexercised Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Corporation or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Corporation or a Parent or Subsidiary. No unexercised or restricted Option shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Options.

8.2	Beneficiaries. A Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Option upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Option Agreement applicable to the Participant, except to the extent the Plan and Option Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

8.3	Stock Certificates. All Stock issuable under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

8.4	Termination of Employment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur (i) in a circumstance in which a Participant transfers from the Corporation to one of its Parents or Subsidiaries, transfers from a Parent or Subsidiary to the Corporation, or transfers from one Parent or

Subsidiary to another Parent or Subsidiary, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or other disposition of the Participant’s employer from the Corporation or any Parent or Subsidiary.

ARTICLE 9

Changes in Capital Structure

9.1	General. In the event of a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee may adjust Options to preserve the benefits or potential benefits of the Options. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Options; (iii) adjustment of the exercise price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Stock, the authorization limits under Section 5.1 and 5.4 shall be increased proportionately, and the shares of Stock then subject to each Option shall be increased proportionately without any change in the aggregate purchase price therefor.

ARTICLE 10

Amendment, Modification and Termination

10.1	Amendment, Modification and Termination. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of shareholders of the Corporation if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

10.2	Options Previously Granted. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Option without approval of the Participant; provided, however, that, subject to the terms of the applicable Option Agreement, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Option and provided further that the original term of any Option may not be extended. No termination, amendment, or modification of the Plan shall adversely affect any Option previously granted under the Plan, without the written consent of the Participant.

ARTICLE 11

General Provisions

11.1	No Rights to Options. No Participant or any Eligible Person shall have any claim to be granted any Option under the Plan, and neither the Corporation nor the Committee is obligated to treat Participants or Eligible Persons uniformly.

11.2	No Stockholder Rights. No Option gives the Participant any of the rights of a shareholder of the Corporation unless and until shares of Stock are in fact issued to such person in connection with the exercise of such Option.

11.3	Withholding. The Corporation or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Option is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Option shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

11.4	No Right to Continued Service. Nothing in the Plan or any Option Agreement shall interfere with or limit in any way the right of the Corporation or any Parent or Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue as an employee of the Corporation or any Parent or Subsidiary.

11.5	Unfunded Status of Options. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Option, nothing contained in the Plan or any Option Agreement shall give the Participant any rights that are greater than those of a general creditor of the Corporation or any Parent or Subsidiary.

11.6	Indemnification. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Corporation from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s

Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

11.7	Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Corporation or any Parent or Subsidiary unless provided otherwise in such other plan.

11.8	Expenses. The expenses of administering the Plan shall be borne by the Corporation and its Parents or Subsidiaries.

11.9	Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

11.10	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

11.11	Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

11.12	Government and Other Regulations. The obligation of the Corporation to make payment of Options in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Corporation shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock issued in connection with the Plan. The shares issued in connection with the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Corporation may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

11.13	Governing Law. To the extent not governed by federal law, the Plan and all Option Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

11.14	Additional Provisions. Each Option Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

Exhibit A

[Note:	Items in brackets may be omitted if substantially the same provisions are contained in an Employment Agreement.]

WebMD Corporation
Non-Qualified Stock Option Agreement

Optionee:
[Name]	Grant Date:
[Address]	Grant Number:
Shares Granted:
Stock Option Price:

We are pleased to inform you that the Compensation Committee (the “Committee”) of the Board of Directors of WebMD Corporation (the “Company”) or its designee has granted you an option to purchase that number of shares of the Company’s common stock set forth above at the per share exercise price set forth above. Your grant has been made under the Company’s 2004 Non-Qualified Stock Option Plan for Employees of Dakota Imaging, Inc. (as it may be amended from time to time, the “Plan”), which together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. In the event any terms set forth herein conflict with the terms as set forth in the Plan, the terms of the Plan shall govern. A copy of the Plan is available on the Company’s intranet site. Please review it carefully. Capitalized terms used herein without definition will have the meanings assigned to them in the Plan.

Vesting/Term:

Subject to the terms of the Plan and this Agreement, shares will vest in four equal annual installments, commencing on the first anniversary of the Grant Date (full vesting on the fourth anniversary of the Grant Date). Subject to earlier expiration in the event of the termination of your employment with the Company for any reason (as more fully described below), this Option will expire on the tenth anniversary of the Grant Date. The date on which this Option expires pursuant to this Agreement is referred to herein as the “Expiration Date”.

Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Committee. All exercises must take place before the Expiration Date. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Restrictions on Exercise:

This Option may not be exercised if such exercise would violate any provision of applicable federal or state securities law, or other law or regulation or the Company’s employee trading policy.

Restrictive Covenants:

In the event that you breach any restrictive covenants to which you are bound [(including, without limitation, those set forth on Annex A )], in addition to any other remedy available to the Company, the Option, whether or not vested, will immediately terminate without any notice or consideration being paid therefore. [By signing below, you acknowledge the representations and agree to the covenants set forth on Annex A. The covenants on Annex A do not supersede or replace any other confidentiality, non-competition or non-solicitation agreement entered into between you and the Company (or subsidiary thereof) to the extent that such confidentiality, non-competition and/or non-solicitation agreement is more protective of the business of the Company and/or its subsidiaries.]

Termination Provisions:

In the event of the termination of your employment with the Company and its Subsidiaries for any reason, all further vesting of shares under this Option will stop, and this Option will be cancelled as to any unvested shares without any consideration being paid. If your employment is terminated without Cause or you resign, you will have 90 days to exercise this Option as to any

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shares that have vested as of the date of termination, except that in the event of your death or Permanent Disability, you or your estate will have a period of one year to exercise. If your employment is terminated for Cause [(including as a result of a breach of the covenants or representations set forth on Annex A)], this Option will expire immediately as to all vested and unvested shares without any consideration being paid. IF YOU DO NOT EXERCISE THE VESTED PORTION OF THIS OPTION ON OR BEFORE THE EXPIRATION DATE, THIS OPTION WILL EXPIRE WITHOUT ANY CONSIDERATION BEING PAID.

No Rights to Grants or Continued Employment:

You shall not have any claim or right to receive grants of Options under the Plan. Neither the Plan nor this Agreement nor any action taken or omitted to be taken hereunder or thereunder shall be deemed to create or confer on you any right to be retained in the employ or service of the Company or any of its subsidiaries or affiliates, or to interfere with or to limit in any way the right of the Company or any of its subsidiaries or affiliates to terminate your employment at any time. You shall have no rights in the benefits conferred by this Option or in any shares except to the extent the Option is exercised while vested and exercisable and otherwise in accordance with the terms of this Agreement. Termination of the Option by reason of cessation of employment shall not give rise to any claim for damages by you under this Agreement and shall be without prejudice to any rights or remedies which the Company or any of its subsidiaries or affiliates may have against you.

Taxes and Withholding:

This Option is not intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended. Any exercise of this Option is generally a taxable event, and if the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of sales arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.

Set-off:

If at any time you are indebted to the Company or any subsidiary, the Company may in its discretion (a) withhold (i) shares issuable to you following your exercise of the Option (or portion thereof) having a fair market value on the date of exercise up to the amount of such indebtedness or (ii) amounts due to you in connection with the sale of the shares acquired as a result of the exercise of this Option (or portion thereof) up to the amount of such indebtedness or (b) take any substantially similar action.

Governing Law:

This Option shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

WEBMD CORPORATION	Agreed and Accepted:

By:	Optionee:

Title:	Print Name:
Address:

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[(ANNEX A TO WEBMD CORPORATION’S
NON-QUALIFIED STOCK OPTION AGREEMENT)

TRADE SECRET AND PROPRIETARY INFORMATION COVENANTS

1.   Confidentiality.

     (a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment with WebMD Corporation and/or its subsidiaries (collectively, the “Company”) and as a result of my having executed this Non-Qualified Stock Option Agreement, I will be granted access to valuable information relating to the Company’s business that provides the Company with a competitive advantage (or that could be used to the Company’s disadvantage by a Competitive Business (as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including, without limitation, Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

     (b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

     (c) Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any

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termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

     (d) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

     (e) Investors, Other Third-Parties, and Goodwill. I acknowledge that all Third-Parties I service or propose to service while employed by the Company are doing business with the Company and not me personally, and that, in the course of dealing with such Third-Parties, the Company establishes goodwill with respect to each such Third-Party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). I also acknowledge that, by virtue of my employment with the Company, I have gained or will gain knowledge of the business needs of, and other information concerning, Third-Parties, and that I would inevitably have to draw on such information were I to solicit or service any of the Third-Parties on my own behalf or on behalf of a Competitive Business (as defined herein).

     (f) Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2.   Covenant Not to Compete with the Company.

     (a) I acknowledge that the business of the Company is national in scope, that its products and services are marketed throughout the entire United States, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the United States and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the United States.

     (b) Accordingly, in order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, I acknowledge and agree that during the term of my employment with the Company and for a period of one year after the date my employment with the Company is terminated for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of, any “Competitive Business” (as defined herein) located anywhere within the geographic boundaries of the United States.

     (c) For purposes of this Agreement, a “Competitive Business” shall mean: (i) any enterprise engaged in the business of Dakota Imaging, Inc. (“Dakota”) as presently conducted and as conducted during my employment with Dakota; (ii) any enterprise engaged in establishing electronic linkages between individual healthcare providers,

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patients, and payors (including, without limitation, insurance companies, HMO’s, pharmacy benefits management companies, and/or self-insured employer groups) for the purpose of facilitating or conducting financial, administrative and clinical communication and/or transactions; (iii) any enterprise engaged in developing, selling or providing a consumer or physician Internet healthcare portal; (iv) any enterprise engaged in developing, marketing or providing healthcare information and/or management systems (including, without limitation, electronic medical and/or dental records software; physician practice management, dental practice management and/or other healthcare practice management software systems; and other financial, administrative and/or clinical systems for use in the healthcare industry) and/or services related thereto (including, without limitation, software support and maintenance services, hardware support and maintenance services and training services) and (v) any enterprise engaged in any other type of business in which the Company is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company or one of its affiliates.

3.   Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly:

     (a) solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one (1) year period immediately prior to the termination of my employment with the Company;

     (b) contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer;

4.   Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

5.   Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

6.   Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

7.   Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY

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WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.]

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